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                                                                 EXHIBIT 4.9(a)
                          The Northern Trust Company
                             THRIFT-INCENTIVE PLAN
                                Loan Request Form
This form is for use by participants who, due to hearing or language limitations are unable to use the Benefits Express telephone system.

Name: ___________________________________   ____________________________________
(Print) Last              First   Initial   Signature

_______________________  _________________  _______________  ___________________
Social Security #        Date               Location         Extension

I understand my loan check will be mailed approximately five weeks after the month in which I applied.

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AMOUNT OF LOAN                             $____________________________________

    Note:   The minimum loan is $1,000, with additional increments of $500.

The reverse side of your most current TIP statement indicates your maximum loanable amount. For a more recent loanable amount call the TIP area.

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TERM OF LOAN                                    ______________________(months)

          Note: Repayment must be made within 60 months except purchase of primary residence loans which must be repaid within 180 months. If this is a primary residence loan, please enclose a copy of the purchase contract.
                TIP primary residence loans are not mortgages, and are not eligible for the tax treatment that is available for mortgage loans.

     Note: YOU MAY HAVE 2 TIP LOANS OUTSTANDING. TIP LOAN REPAYMENTS ARE TAKEN OUT OF EACH PAY CHECK (twice a month).

Request Requirements:

Forms are due at 5:00 p.m. (close of business) by the 5th business day before the end of the month to the TIP Administrator, M-8.

Any questions concerning TIP loans can be directed to extension 7613 or 4416.